Exhibit 99.2
Reynolds American Inc.
P.O. Box 2990
Winston-Salem, NC 27102-2990

Contact:	Media:	RAI 2010-10
Jane Seccombe
(336) 741-5068
Atkins resigns from Reynolds American board
Winston-Salem, N.C. — June 22, 2010 — Reynolds American Inc. (NYSE: RAI) announced that Betsy S. Atkins, the chief executive officer of Baja Ventures, has resigned as a member of RAI’s board of directors, and the board’s compensation and leadership development committee and corporate governance and nominating committee, effective June 17.
Atkins has been a member of RAI’s board since July 30, 2004, and her three-year term as a Class I director was due to expire in 2011. Atkins said she was resigning her position on the board due to an increase in the workload from the boards on which she serves.
Susan M. Ivey, the chairman, president and chief executive officer of Reynolds American, thanked Atkins for her contributions to the company. “Betsy has provided valuable advice and counsel during her years of service on the board, and I thank her for her commitment to the success of Reynolds American and its shareholders,” Ivey said.
Atkins has been the chief executive officer of Baja Ventures, an independent venture capital firm focused on the technology and life-sciences industry, since 1994. She serves on the boards of directors for a number of public and private companies.
Atkins was one of five RAI board members designated by Brown & Williamson Holdings, Inc., a subsidiary of British American Tobacco p.l.c., as part of the business combination undertaken in 2004 that resulted in the formation of RAI.
Web Disclosure
RAI’s website, www.ReynoldsAmerican.com, is the primary source of publicly disclosed news about RAI and its operating companies. We use the website as our primary means of distributing quarterly earnings and other company news. We encourage investors and others to register at www.ReynoldsAmerican.com to receive alerts when news about the company has been posted.
About Us
Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; American Snuff Company, LLC; Santa Fe Natural Tobacco Company, Inc.; and Niconovum AB.
•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. The company’s brands include five of the 10 best-selling cigarettes in the United States: Camel, Pall Mall, Winston, Doral and Kool.

•	American Snuff Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Kodiak, Grizzly and Levi Garrett. American Snuff Co. also sells and distributes a variety of tobacco products manufactured by Lane, Limited, including Winchester and Captain Black little cigars, and Bugler roll-your-own tobacco.

•	Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other additive-free tobacco products, and manages and markets other super-premium brands.

•	Niconovum AB markets innovative nicotine replacement therapy products in Sweden and Denmark under the Zonnic brand name.
Copies of RAI’s news releases, annual reports, SEC filings and other financial materials are available at www.ReynoldsAmerican.com.
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